Exhibit 99
Pfizer Reports Second-Quarter Results And Raises Midpoint of 2026 Revenue Guidance
■Focused Execution Drove 18% Operational Revenue Growth of Launched and Acquired Products(1)
■Advancing Robust Late-Stage Pipeline, with Several Key Pivotal Readouts Expected Over Next 12 Months
■Announces Expansion of Productivity Enhancement Initiatives
NEW YORK, Tuesday, August 4, 2026 — Pfizer Inc. (NYSE: PFE) reported financial results for the second quarter of 2026 and raised its full-year 2026 Revenue guidance by $500 million at the midpoint while reaffirming guidance(2) for Adjusted(3) diluted EPS, which absorbs an impact of approximately $0.10 related to the Innovent Biologics, Inc. transaction.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and CEO of Pfizer:
“Pfizer had another strong quarter, delivering on our financial commitments and advancing our strategy. Our launched and acquired products(1) performed well, our obesity program is advancing with meaningful momentum and our oncology portfolio remains a source of strength. I am confident we will create substantial future value for patients and shareholders.”
Cecile Guegan, Incoming Interim CFO and EVP of Pfizer:
“Our second-quarter results are attributable to our solid commercial performance globally as well as our ongoing focus on operational efficiency. This quarter, I’m particularly pleased with the 18% year-over-year operational revenue growth from our launched and acquired products(1). Our updated full-year 2026 guidance reflects the continued strength of and confidence in our business.”
OVERALL RESULTS
■Second-Quarter 2026 Revenues of $15.0 Billion, Representing 1% Year-over-Year Operational Growth
–Excluding Contributions from Comirnaty and Paxlovid, Revenues Grew 5% Operationally
–Revenues of Launched and Acquired Products(1) Grew 18% Operationally
■Second-Quarter 2026 Reported(4) Loss Per Share of $(0.04), and Adjusted(3) Diluted EPS of $0.77
–Reported(4) Loss Per Share Reflects $4.3 Billion in Non-Cash Intangible Asset Impairments
■Announces Additional Anticipated Productivity Enhancement Savings of $2.5 Billion(5) Associated with Ongoing Initiatives, Expected to be Realized From 2027 Through 2029
■Raises Full-Year 2026 Revenue Guidance(2) by $500 Million at the Midpoint to a Range of $60.5 to $62.5 Billion
■Reaffirms Full-Year 2026 Adjusted(3) Diluted EPS Guidance in a Range of $2.80 to $3.00, which Absorbs an Impact of Approximately $0.10 Related to the Innovent Biologics, Inc. Transaction

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(6).
Results for the second quarter and first six months of 2026 and 2025(7) are summarized below.

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2026	2025	% Change	2026	2025	% Change
Revenues	$ 15,034	$ 14,653	3%	$ 29,484	$ 28,367	4%
Reported(4) Net Income/(Loss)	(248)	2,910	*	2,440	5,877	(58%)
Reported(4) Diluted EPS/(LPS)	(0.04)	0.51	*	0.43	1.03	(59%)
Adjusted(3) Income	4,440	4,434	—%	8,730	9,671	(10%)
Adjusted(3) Diluted EPS	0.77	0.78	—%	1.52	1.69	(10%)

* Indicates calculation not meaningful or results are greater than 100%.
REVENUES

($ in millions)	Second-Quarter				Six Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 14,661	$ 14,305	2%	1%	$ 28,822	$ 27,746	4%	2%
Pfizer CentreOne	373	348	7%	5%	662	622	7%	3%
TOTAL REVENUES	$ 15,034	$ 14,653	3%	1%	$ 29,484	$ 28,367	4%	2%

2026 FINANCIAL GUIDANCE(2)
■Raises full-year 2026 Revenue guidance(2) by $500 million at the midpoint to a range of $60.5 to $62.5 billion, from $59.5 to $62.5 billion previously.
–The 2026 full-year Revenue guidance reflects better than expected performance of the non-COVID products by approximately $1.5 billion and the revised revenue expectation for our COVID-19 products, down to approximately $4 billion from approximately $5 billion previously.
■Reaffirms full-year 2026 Adjusted(3) diluted EPS guidance(2) in a range of $2.80 to $3.00.
–The 2026 Adjusted(3) diluted EPS guidance takes into consideration our strong year-to-date performance, continued confidence in our business and progress with ongoing cost improvement initiatives.
–Absorbs a $650 million Acquired In-Process R&D charge related to the completed licensing agreement with Innovent Biologics, Inc. that will be recorded in the third quarter of 2026 with an expected unfavorable impact of approximately $0.10.

	Previous 2026 Financial Guidance	Anticipated Impact of Non COVID-19 Products	Anticipated Impact of COVID-19 Products	Anticipated Impact of Innovent Biologics, Inc. Transaction	Revised 2026 Financial Guidance(2)
Revenues ($ in billions) Midpoint	$59.5 to $62.5 $61.0	+$1.5	-$1.0	-	$60.5 to $62.5 $61.5
Adjusted(3) SI&A Expenses ($ in billions)	$12.5 to $13.5				$12.5 to $13.5
Adjusted(3) R&D Expenses ($ in billions)	$10.5 to $11.5				$10.5 to $11.5
Effective Tax Rate on Adjusted(3) Income	~15.0%				~15.0%
Adjusted(3) Diluted EPS	$2.80 to $3.00	+$0.10		-$0.10	$2.80 to $3.00
CAPITAL ALLOCATION
During the first six months of 2026, Pfizer deployed its capital in a variety of ways, which primarily included:
■Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
–$5.3 billion invested in internal research and development projects, and
–Approximately $170 million invested in business development transactions. In addition, on July 10, 2026, we completed the Innovent Biologics, Inc. transaction, which will be recorded in the third quarter of 2026.
■Returning capital directly to shareholders through $4.9 billion of cash dividends, or $0.86 per share of common stock.
Our capital allocation framework is designed to enhance long-term shareholder value, and is based on three core pillars: (i) reinvesting in the business, including maintaining the flexibility to deploy capital towards potential value-

creating business development transactions, (ii) maintaining and, over the long term, growing our dividend, and (iii) in the future, the potential to resume the return of capital to shareholders through value-enhancing share repurchases after de-levering our balance sheet. The company expects to continue to de-lever over the longer term in a prudent manner in order to maintain a balanced capital allocation strategy.
No share repurchases have been completed to date in 2026. As of August 4, 2026, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2026.
For the second-quarter of 2026, basic weighted-average shares outstanding of 5,699 million were used to calculate Reported(4) LPS and diluted weighted-average shares outstanding of 5,734 million were used to calculate Adjusted(3) diluted EPS. Diluted weighted-average shares outstanding of 5,706 million were used to calculate Reported(4) and Adjusted(3) diluted EPS for second-quarter 2025.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2026 vs. Second-Quarter 2025)
Second-quarter 2026 revenues totaled $15.0 billion, an increase of $381 million, or 3%, compared to the prior-year quarter, reflecting an operational increase of $164 million, or 1%, and a favorable impact of foreign exchange of $217 million. The operational increase was driven by an increase in revenues for Eliquis, Padcev, the Vyndaqel family, Lorbrena and several other products across categories, partially offset by a decline in COVID-19 product revenues and several other products across categories. Excluding contributions from Comirnaty and Paxlovid, revenues for the second quarter grew 5% operationally. Additionally, second-quarter revenues of our Launched and Acquired Products(1) grew 18% operationally.
Second-quarter 2026 operational revenue growth was driven primarily by:
■Eliquis globally, up 19% operationally, driven primarily by higher net price in the U.S. primarily due to pricing dynamics, including lower rebates and channel mix favorability, as well as higher demand globally; partially offset by declines due to generic entry and price erosion in certain international markets;
■Padcev globally, up 23% operationally, driven primarily by increased market share in first-line locally advanced or metastatic urothelial cancer (la/mUC), as well as launch uptake in the cisplatin-ineligible indication for muscle-invasive bladder cancer; partially offset by a one-time favorable impact associated with transition to a wholesaler distribution model in the U.S. in the prior-year quarter;
■Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 8% operationally. International growth was primarily driven by strong demand with continuing uptake in patient diagnosis across international markets, as well as improved access in certain international markets. In the U.S., growth was primarily driven by continued market expansion, partially offset by net price erosion as a result of new payer contracts; and
■Lorbrena globally, up 37% operationally, driven primarily by increased patient share in the first-line ALK-positive metastatic non-small cell lung cancer (ALK+ mNSCLC) treatment setting in the U.S., China, and certain other international markets;

partially offset primarily by lower revenues for:
■Paxlovid globally, down 95% operationally, driven primarily by lower COVID-19 infections across the U.S. and international markets and lower government purchases in certain international markets; and
■Comirnaty globally, down 34% operationally, driven primarily by a lower favorable adjustment to the returns provision, as well as lower utilization in the U.S. primarily resulting from a narrower recommendation for vaccination.
GAAP Reported(4) Statement of Operations Highlights
SELECTED REPORTED(4) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(4)	$ 4,092	$ 3,778	8%	7%	$ 7,640	$ 6,624	15%	10%
Percent of Revenues	27.2%	25.8%	N/A	N/A	25.9%	23.4%	N/A	N/A
SI&A Expenses(4)	3,411	3,415	—%	(1%)	6,372	6,446	(1%)	(3%)
R&D Expenses(4)	2,809	2,482	13%	13%	5,299	4,685	13%	12%
Acquired IPR&D Expenses(4)	16	2	*	*	153	11	*	*
Other (Income)/Deductions—net(4)	3,716	739	*	*	4,577	1,692	*	*
Effective Tax Rate on Reported(4) Income/(Loss)	62.4%	4.6%			2.1%	(0.8%)
* Indicates calculation not meaningful or results are greater than 100%.
Second-quarter 2026 Cost of Sales(4) as a percentage of revenues increased by 1.4 percentage points compared to the prior-year quarter, primarily driven by an unfavorable change in sales mix and higher amortization of the fair value step-up of acquired inventory, primarily driven by the Oxbryta impairment.
Second-quarter 2026 SI&A Expenses(4) decreased 1% operationally compared to the prior-year quarter, primarily reflecting lower spending in corporate enabling functions, largely offset by an increase in implementation costs associated with our cost realignment program.
Second-quarter 2026 R&D Expenses(4) increased 13% operationally compared to the prior-year quarter, driven primarily by an increase in spending in certain oncology and obesity product candidates, which was anticipated.
Other (income)/deductions—net(4) was $3.7 billion for the second quarter of 2026. The increase compared to the prior-year quarter is primarily the result of intangible asset impairment charges, and to a lesser extent, charges for certain legal matters, partially offset by a net gain in 2026 from the sale of our previous investment in ViiV Healthcare Limited.
Pfizer’s higher effective tax rate on Reported(4) loss for the second quarter of 2026 reflects a tax benefit on the pre-tax loss resulting from changes in jurisdictional mix of earnings, primarily due to intangible asset impairments.

Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2026	2025	% Change		2026	2025	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 3,656	$ 3,503	4%	3%	$ 7,061	$ 6,096	16%	10%
Percent of Revenues	24.3%	23.9%	N/A	N/A	23.9%	21.5%	N/A	N/A
Adjusted(3) SI&A Expenses	3,344	3,395	(1%)	(3%)	6,259	6,404	(2%)	(4%)
Adjusted(3) R&D Expenses	2,730	2,438	12%	12%	5,164	4,611	12%	11%
Acquired IPR&D Expenses(3)	16	2	*	*	153	11	*	*
Adjusted(3) Other (Income)/Deductions—net	108	186	(42%)	(35%)	496	431	15%	11%
Effective Tax Rate on Adjusted(3) Income	14.1%	13.2%			15.5%	10.3%
* Indicates calculation not meaningful or results are greater than 100%.
See the reconciliations of certain Reported(4) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since May 5, 2026)
Product Developments

Product/Project	Milestone	Recent Development	Link
Braftovi (encorafenib)	Phase 3 Results
May 2026. Announced detailed progression-free survival (PFS) and overall survival (OS) results from Cohort 3, a randomized cohort of the Phase 3 BREAKWATER trial, evaluating Braftovi in combination with cetuximab and FOLFIRI (fluorouracil, leucovorin, and irinotecan) versus FOLFIRI with or without bevacizumab in patients with previously untreated mCRC with a BRAF V600E mutation. Results for the key secondary endpoint of PFS by blinded independent central review showed a clinically meaningful and statistically significant 56% reduction in the risk of disease progression or death was observed for patients treated with the Braftovi combination regimen versus the comparator (Hazard Ratio [HR] of 0.44; 95% Confidence Interval [CI], 0.27–0.70; p=0.0002). Updated OS, a descriptive secondary endpoint, showed a 44% reduction in the risk of death for patients treated with the Braftovi combination regimen versus the comparator (HR of 0.56; 95% CI, 0.34–0.94) with a median follow-up of approximately 20 months for both arms. The safety profile of Braftovi in combination with cetuximab and FOLFIRI in the Cohort 3 analysis continued to be consistent with the known safety profile of each respective agent in the regimen, and no new safety signals were identified.
Full Release

Product/Project	Milestone	Recent Development	Link
Comirnaty (COVID-19 Vaccine, mRNA)	Regulatory
July 2026. Pfizer and BioNTech announced the European Commission (EC) granted marketing authorization for the companies’ 2026-2027 COVID-19 vaccine formula, targeting the XFG variant, for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 6 months of age and older. Pfizer and BioNTech have already initiated manufacturing of the monovalent XFG-adapted COVID-19 vaccine at risk to ensure supply readiness in anticipation of the respiratory disease season, when the demand for COVID-19 vaccination is expected to increase.
Full Release
Regulatory
May 2026. Pfizer and BioNTech announced the European Commission approved an update to the marketing authorization for the companies’ COVID-19 vaccine for children aged 6 months through 4 years. With this authorization, the vaccine will be administered as a 10-μg dose for all children aged 6 months through 11 years and reduces the primary vaccination series in this age group to two doses.
Full Release
Hympavzi (marstacimab)	Regulatory
June 2026. Announced the U.S. Food and Drug Administration (FDA) approved an expanded indication for Hympavzi to include the treatment of patients with hemophilia A or B 12 years and older with inhibitors and pediatric patients (ages 6 to 11 years) with or without inhibitors. Hympavzi is now indicated in the U.S. for routine prophylaxis to prevent or reduce the frequency of bleeding episodes in adults and pediatric patients 6 years of age and older with hemophilia A (congenital factor VIII deficiency) with or without factor VIII inhibitors, or hemophilia B (congenital factor IX deficiency) with or without factor IX inhibitors.
Full Release
Regulatory
May 2026. Announced the European Commission granted marketing authorization to expand the approved indication for Hympavzi to include patients 12 years of age and older weighing at least 35 kg with hemophilia A (congenital factor VIII [FVIII] deficiency) with FVIII inhibitors or hemophilia B (congenital factor IX [FIX] deficiency) with FIX inhibitors. Hympavzi is the only once-weekly subcutaneous treatment approved in the European Union for both people living with hemophilia A or B, with or without inhibitors.
Full Release
Ibrance (palbociclib)	Regulatory
June 2026. Announced FDA approval of Ibrance in combination with trastuzumab, with or without pertuzumab, and endocrine therapy for the maintenance treatment of adult patients with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-positive (HER2+) locally advanced or metastatic breast cancer (MBC) following induction treatment based on data from the collaborative Phase 3 PATINA trial. With this approval, Ibrance is the first and only CDK 4/6 inhibitor approved for HR+ metastatic disease regardless of HER2 status.
Full Release

Product/Project	Milestone	Recent Development	Link
Litfulo (ritlecitinib)	Phase 3 Results
July 2026. Announced positive topline results from two Phase 3 trials evaluating the efficacy and safety of Litfulo once daily in patients with both active and stable nonsegmental vitiligo (NSV) and who had a broad range of disease severity. The TRANQUILLO study included patients aged 12 years and older, while TRANQUILLO 2 enrolled adults only. Across the studies, both the 50 and 100 milligram doses of Litfulo delivered significant, clinically meaningful improvements over placebo on co-primary endpoints for the facial and total body Vitiligo Area Scoring Index, or VASI. The safety profile of Litfulo in NSV was consistent with the established safety profile in alopecia areata. No new safety signals were observed. Based on these results, Pfizer intends to submit global regulatory filings for Litfulo as a potential new oral systemic therapy for NSV for adults.
Full Release
Lorbrena (lorlatinib)	Phase 3 7-Year Analysis
May 2026. Announced unprecedented seven-year follow-up results from the Phase 3 CROWN trial evaluating Lorbrena versus Xalkori in people with previously untreated, anaplastic lymphoma kinase (ALK)-positive advanced or metastatic non-small cell lung cancer (NSCLC). At seven years, patients treated with Lorbrena had a 55% likelihood of remaining alive without disease progression (95% CI, 46-63) compared to 3% (95% CI, 1-8) in the Xalkori treatment arm. An updated analysis at seven years of median follow-up showed that investigator-assessed median PFS had not been reached with Lorbrena, with an estimated HR of 0.19 (95% CI, 0.13-0.26), representing an 81% reduction in the risk of disease progression or death compared to Xalkori. The safety profiles of Lorbrena and Xalkori were consistent with previous findings, with no new safety signals observed.
Full Release

Product/Project	Milestone	Recent Development	Link
Padcev (enfortumab vedotin)	Regulatory
July 2026. Pfizer and Astellas Pharma Inc. announced FDA approval of Padcev plus pembrolizumab or pembrolizumab and berahyaluronidase alfa-pmph as neoadjuvant and adjuvant (before and after surgery) treatment for adult patients with muscle-invasive bladder cancer (MIBC) regardless of cisplatin eligibility. Approval was based on results from the pivotal Phase 3 EV-304 clinical trial (also known as KEYNOTE-B15) and marks the first platinum-free regimen approved for adult patients with MIBC, regardless of cisplatin eligibility.
Full Release
Talzenna (talazoparib)	Regulatory
July 2026. Announced the FDA accepted for priority review a supplemental New Drug Application (sNDA) for Talzenna in combination with Xtandi which aims to expand use to men with homologous recombination repair (HRR) gene-altered metastatic castration-sensitive prostate cancer (mCSPC), also known as metastatic hormone-sensitive prostate cancer (mHSPC). The application is supported by data from the TALAPRO-3 study. The FDA has set a Prescription Drug User Fee Act (PDUFA) action date in the last quarter of 2026.
Full Release
Phase 3 Results
May 2026. Announced detailed results from the pivotal, investigational Phase 3 TALAPRO-3 study of Talzenna in combination with Xtandi in men with HRR gene-mutated mCSPC, also known as mHSPC. Talzenna plus Xtandi demonstrated a 52% reduction in the risk of radiographic progression or death compared to placebo plus Xtandi (HR of 0.48; 95% CI, 0.36–0.65; p ˂ 0.0001). At three years, radiographic progression-free survival (rPFS) rates were estimated at 77% in patients treated with Talzenna plus Xtandi versus 56% in patients treated with placebo plus Xtandi. The safety profile of Talzenna plus Xtandi in TALAPRO-3 was consistent with the known profiles of each medicine, and no new safety signals were identified.
Full Release
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Milestone	Recent Development	Link
berobenatide (PF’3944)	Phase 2 Results
June 2026. Presented detailed results from multiple Phase 2b studies of berobenatide (PF’3944), an investigational, potential first-in-class monthly GLP-1 receptor agonist (GLP-1 RA) peptide. Across both weekly and monthly dosing in participants with obesity or overweight, with and without type 2 diabetes, the data from the Phase 2b VESPER-1, 2 and 3 studies provided proof of concept for berobenatide as a potential first-in-class monthly GLP-1 RA peptide that can deliver competitive weight loss; showed favorable tolerability for berobenatide, including low gastrointestinal adverse events and discontinuations despite rapid dose escalation and no allowed step-down; and highlighted the potential for monthly delivery in a patient-friendly presentation with a very low 0.5 mL injection volume that provides convenience and scalability advantages.
These data support Pfizer’s plans to advance 10 Phase 3 studies for berobenatide in 2026 for chronic weight management and obesity-related comorbidities including knee osteoarthritis and obstructive sleep apnea, as part of a broader program of 20+ obesity trials.
Full Release
PF-07872412 (25-valent pneumococcal conjugate vaccine candidate)	Phase 2 Results
May 2026. Announced data from the Phase 2 study (NCT06524414) evaluating the safety, tolerability and immunogenicity of a four-dose series of an investigational 25-valent pneumococcal conjugate vaccine candidate PF-07872412 (25vPnC) in infants compared to four doses of Prevnar 20 at months 2, 4, 6 and 12-15. The Phase 2 data demonstrated robust immunogenicity with 25vPnC, including enhanced response against serotype 3, alongside expanded protection across 25 serotypes and was well-tolerated with no safety concerns identified. Based on the results from the Phase 2 program and discussions with regulatory authorities, a pivotal Phase 3 pediatric program began in May 2026. Also announced a fifth generation 35-valent vaccine adult candidate is expected to enter clinical development by the end of 2026, pending alignment with regulatory authorities.
Full Release
sigvotatug vedotin	Phase 3 Results
June 2026. Announced topline results from the Phase 3 SigVie-002 study (previously known as Be6A Lung-01) evaluating sigvotatug vedotin, an investigational, potential first-in-class integrin beta-6 (IB6) directed antibody-drug conjugate (ADC). The study enrolled adults with locally advanced, unresectable or metastatic non-squamous NSCLC who had received one or more lines of prior therapy. In the overall population, sigvotatug vedotin did not show a statistically significant improvement in the primary endpoint of OS compared to docetaxel. The safety profile of sigvotatug vedotin was manageable and consistent with prior studies. In patients who received only one prior line of systemic therapy, which represents two-thirds of the study population, a stronger trend was observed for OS and PFS for sigvotatug vedotin over docetaxel. In the exploratory analysis, no clear IB6 expression-response relationship was observed. Pfizer is evaluating sigvotatug vedotin in several ongoing studies across multiple stages and patient populations in NSCLC and other solid tumors.
Full Release

Corporate Developments

Topic	Recent Development	Link
Expansion of Ongoing Cost Savings Programs(5)
Announced at Q2-2026 Earnings. Pfizer announced $1.0 billion of additional anticipated net cost savings associated with its ongoing cost realignment program (the “Realigning Our Cost Base Program”) driven by further productivity enhancements from technology and simplification efforts across our commercial, R&D and enabling functions. These additional net savings are expected to further reduce costs in SI&A and be realized from 2027 through 2029. Pfizer expects one-time costs to achieve the additional savings to be incurred through 2029 and to total approximately $2.0 billion, primarily representing cash expenditures for digital enablement, implementation and severance. Pfizer previously announced that it remains on track to deliver anticipated net cost savings of approximately $5.7 billion by the end of 2026 and, with the additional anticipated savings, Pfizer now expects total net cost savings of approximately $6.7 billion from the Realigning our Cost Base Program through 2029.
The estimate of costs that Pfizer expects to incur and savings that Pfizer expects to achieve, and the timing thereof, are subject to a number of assumptions and actual results may differ from current expectations. Pfizer may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the Realigning our Cost Base Program.
N/A
Announced at Q2-2026 Earnings. Pfizer announced the next phase of its multi-year program designed to reduce our cost of goods sold. This phase of the cost reduction program (the "program”) is focused on network structure changes, product portfolio enhancements and additional operational efficiencies and is expected to deliver additional anticipated savings of approximately $1.5 billion through 2029, some of which is expected to begin being realized in 2027. The one-time costs to achieve the savings associated with this phase of the program are expected to be approximately $4.0 billion, with approximately 60% of non-cash expenditures for accelerated depreciation and asset write-downs and 40% of cash expenditures for severance, implementation and exit costs. The costs to achieve these savings are expected to be incurred through 2029. Pfizer previously announced that it remains on track to deliver anticipated net cost savings from the first phase of this program of approximately $1.5 billion by the end of 2027 and, with the additional targeted savings from this phase, Pfizer now expects total net cost savings of approximately $3.0 billion from this program through 2029.
The estimate of costs that Pfizer expects to incur and savings that Pfizer expects to achieve, and the timing thereof, are subject to a number of assumptions and actual results may differ from current expectations. Pfizer may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the program as well as for potential future phases.
N/A

Topic	Recent Development	Link
Business Development
May 2026. Pfizer and Innovent Biologics, Inc. announced the companies have entered into a strategic global licensing and collaboration agreement for the research and development of 12 promising new early-stage and de novo cancer medicines. The partnership includes licensing, co-development, and co-commercialization opportunities across a diverse portfolio of antibody-drug conjugates (ADCs) with novel differentiated payloads and multi-specific antibodies with differentiated immune-engaging features and unique designs. Under the terms of the agreement, Innovent Biologics, Inc. received a $650 million upfront payment and is eligible for up to $9.85 billion in development, regulatory and commercial milestone payments. Additionally, Innovent Biologics, Inc. will receive up to double-digit royalties on sales of each licensed product if approved. For the four programs to be co-developed and co-commercialized by Pfizer and Innovent Biologics, Inc., the two companies will share the profits in the U.S., the U.K. and the European Union. The transaction closed on July 10, 2026.
Full Release
Finance Leadership
June 2026. Announced Dave Denton will step down from his current role as Chief Financial Officer and leave the company on August 15 and named Cecile Guegan, currently Senior Vice President, Finance, Global Biopharmaceutical Business, as Interim Chief Financial Officer, effective August 16, while Pfizer conducts a comprehensive internal and external search for its next Chief Financial Officer.
Full Release
PFIZER TO HOST CONFERENCE CALL
Pfizer will host a live conference call and webcast today, August 4, 2026, at 10:00 AM EDT. To access the live conference call, the second-quarter 2026 earnings presentation, and the accompanying prepared remarks from management, visit our website at pfizer.com/investors.
You can also listen to the conference call by dialing either 800-456-4352 in the U.S. and Canada or 785-424-1086 outside of the U.S. and Canada. The passcode is “29301”.
The transcript and webcast replay of the call will be made available on our website at pfizer.com/investors within 24 hours after the end of the live conference call and will be accessible for at least 90 days.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)‘Launched and Acquired Products’ represent select recently launched and acquired products, including new indications. Launched products primarily include Prevnar 20 (Pediatrics), Abrysvo (Older Adult / Maternal), Elrexfio, Cibinqo, Talzenna, Litfulo, Ngenla, Hympavzi, Penbraya Adolescent, and Lorbrena (added Q1-26); and acquired products primarily include Padcev, Adcetris, Tukysa, Tivdak, Nurtec ODT/Vydura, and Velsipity.
(2)Pfizer does not provide guidance for U.S. generally accepted accounting principles (GAAP) Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2026 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of August 4, 2026.
▪An anticipated unfavorable revenue impact of approximately $1.1 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through second-quarter 2026 and mid-July 2026 rates for the remainder of the year.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2026.
(3)Adjusted income and Adjusted diluted earnings per share (EPS) are defined as U.S. GAAP net income/(loss) attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS/(LPS) attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and the first six months of 2026 and 2025. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/(LPS)(4). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.

(4)Revenues is defined as revenues in accordance with U.S. GAAP. Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(5)Approximately $5.7 billion of overall net cost savings from Pfizer’s ongoing cost realignment program are expected to be achieved by the end of 2026. An additional approximately $1.0 billion of anticipated net cost savings, in SI&A, is expected to be achieved from 2027 through 2029, for a total of $6.7 billion since the program’s inception. The additional $1.0 billion in anticipated net cost savings are calculated versus the midpoint of Pfizer’s 2026 Adjusted SI&A expense guidance reaffirmed today.
Separately, the next phase of a multi-year Manufacturing Optimization Program designed to reduce our cost of goods sold is expected to deliver net cost savings of approximately $1.5 billion through 2029, some of which is expected to begin being realized in 2027. Pfizer previously announced that it remains on track to deliver anticipated net cost savings from the first phase of this program of approximately $1.5 billion by the end of 2027 and, with the additional targeted savings from this phase, Pfizer now expects total net cost savings of approximately $3.0 billion from this program through 2029.
(6)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(7)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ended on June 28, 2026 and June 29, 2025, while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ended on May 24, 2026 and May 25, 2025.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2026	2025	(Decr.)	2026	2025	(Decr.)
Revenues:
Product revenues	$11,863	$11,954	(1)	$23,578	$23,248	1
Alliance revenues	2,697	2,273	19	5,036	4,386	15
Royalty revenues	474	426	11	870	734	19
Total revenues	15,034	14,653	3	29,484	28,367	4
Costs and expenses:
Cost of sales(2)	4,092	3,778	8	7,640	6,624	15
Selling, informational and administrative expenses(2)	3,411	3,415	—	6,372	6,446	(1)
Research and development expenses(2)	2,809	2,482	13	5,299	4,685	13
Acquired in-process research and development expenses	16	2	*	153	11	*
Amortization of intangible assets	1,185	1,211	(2)	2,368	2,421	(2)
Restructuring charges and certain acquisition-related costs(3)	457	(18)	*	557	660	(16)
Other (income)/deductions––net(4)	3,716	739	*	4,577	1,692	*
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(653)	3,044	*	2,517	5,828	(57)
Provision/(benefit) for taxes on income/(loss)(5)	(407)	141	*	54	(48)	*
Income/(loss) from continuing operations	(246)	2,903	*	2,463	5,876	(58)
Discontinued operations––net of tax	8	25	(66)	(5)	25	*
Net income/(loss) before allocation to noncontrolling interests	(237)	2,928	*	2,458	5,901	(58)
Less: Net income attributable to noncontrolling interests	10	18	(43)	19	24	(23)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(248)	$2,910	*	$2,440	$5,877	(58)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.04)	$0.51	*	$0.43	$1.03	(58)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.04)	$0.51	*	$0.43	$1.03	(59)

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.04)	$0.51	*	$0.43	$1.03	(58)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.04)	$0.51	*	$0.43	$1.03	(59)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,699	5,685		5,695	5,680
Diluted(6)	5,699	5,706		5,733	5,708
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and six months ended June 28, 2026 and June 29, 2025. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2026 and May 25, 2025.
The financial results for the three and six months ended June 28, 2026 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets.
(3)Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS)	2026	2025	2026	2025
Restructuring charges/(credits)––acquisition-related costs(a)	$27	$3	$43	$12
Restructuring charges/(credits)––cost reduction initiatives(b)	391	(77)	425	535
Restructuring charges/(credits)	419	(74)	468	547
Integration costs and other(c)	38	56	89	113
Restructuring charges and certain acquisition-related costs	$457	$(18)	$557	$660
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the second quarter and first six months of 2026 primarily represent employee termination costs associated with our enterprise-wide cost realignment program. The credits for the second quarter of 2025 mainly reflected revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program, driven in large part by higher-than-expected voluntary attrition. The charges for the first six months of 2025 primarily represented employee termination costs, asset impairments and exit costs associated with our enterprise-wide cost realignment program, partially offset by the aforementioned revisions of estimates of previously recorded accruals for employee termination costs associated with our Manufacturing Optimization Program.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.
(4)Components of Other (income)/deductions––net include:

	Second-Quarter		Six Months
(MILLIONS)	2026	2025	2026	2025
Interest income	$(113)	$(156)	$(228)	$(299)
Interest expense	667	654	1,336	1,308
Net interest expense	554	498	1,108	1,009
Net (gains)/losses recognized during the period on equity securities	37	(75)	46	295
Net periodic benefit costs/(credits) other than service costs	(83)	(101)	(155)	(260)
Certain legal matters, net(a)	842	422	1,033	564
Certain asset impairments(b)	4,325	93	4,325	317
Net gain from the sale of investment in ViiV Healthcare Limited (ViiV)	(1,870)	—	(1,870)	—
Changes in fair value of contingent consideration liabilities	255	34	550	42
Other, net(c)	(344)	(131)	(460)	(275)
Other (income)/deductions––net	$3,716	$739	$4,577	$1,692
(a)The amounts for the second quarter and first six months of 2026 and 2025 primarily include certain product liability and other legal expenses.
(b)The amounts for the second quarter and first six months of 2026 represent intangible asset impairment charges composed of: (i) $3.8 billion in impairments of in-process research and development (IPR&D) assets, associated with a Phase 3 study for sigvotatug vedotin for the second line treatment of metastatic non-squamous non-small cell lung cancer, reflecting unfavorable clinical trial results, and (ii) $525 million for Oxbryta (voxelotor) developed technology rights, after engaging with the FDA in July 2026 to discuss their assessment of data and analyses, and it was determined there was no viable pathway to return Oxbryta to the market in the U.S. The amount for the first six months of 2025 primarily represented an intangible asset impairment charge of $210 million for a Phase 2 indefinite-lived out-licensed asset that was discontinued by our out-licensing partner.
(c)The amounts for the second quarter and first six months of 2026 include, among other things, dividend income of $98 million and $180 million, respectively, from our previous investment in ViiV. The amounts for the second quarter and first six months of 2025 included, among other things, dividend income of $73 million and $111 million, respectively, from our previous investment in ViiV.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(5)Our effective tax rates for income/(loss) from continuing operations were 62.4% and 2.1% for the three and six months ended June 28, 2026, respectively, and 4.6% and (0.8)% for the three and six months ended June 29, 2025, respectively. The higher effective tax rate for the second quarter of 2026, compared to the second quarter of 2025, reflects a tax benefit on the pre-tax loss resulting from changes in the jurisdictional mix of earnings, primarily due to intangible asset impairments. The higher effective tax rate for the first six months of 2026, compared to the first six months of 2025, was primarily due to changes in the jurisdictional mix of earnings as well as the non-recurrence of favorable global income tax resolutions.
(6)For the second quarter of 2026, basic weighted-average shares outstanding of 5,699 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Any expenses for acquired IPR&D are included in our non-GAAP Adjusted results but we exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2026 and 2025 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2025 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2026
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(3)
GAAP Reported	$4,092	$3,411	$3,716		$(248)	$(0.04)
Amortization of intangible assets	—	—	—		1,185
Acquisition-related items	(336)	(4)	(250)		669
Discontinued operations	—	—	—		(29)
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(4)	(81)	(56)	—		591
Certain asset impairments(5)	—	—	(4,325)		4,325
Gains/losses on equity securities	—	—	(37)		37
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	—		—
Other(6)	(20)	(7)	1,003		(975)
Income tax provision—non-GAAP items					(1,116)
Non-GAAP Adjusted	$3,656	$3,344	$108	(7)	$4,440	$0.77

	Six Months Ended June 28, 2026
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$7,640	$6,372	$4,577		$2,440	$0.43
Amortization of intangible assets	—	—	—		2,368
Acquisition-related items	(454)	(10)	(549)		1,173
Discontinued operations	—	—	—		(16)
Certain significant items:
Restructuring charges/credits, inventory write-offs, implementation costs and additional depreciation—asset restructuring(4)	(99)	(91)	—		717
Certain asset impairments(5)	—	—	(4,325)		4,325
Gains/losses on equity securities	—	—	(46)		46
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	(11)		11
Other(6)	(25)	(11)	850		(809)
Income tax provision—non-GAAP items					(1,526)
Non-GAAP Adjusted	$7,061	$6,259	$496	(7)	$8,730	$1.52
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,778	$3,415	$739		$2,910	$0.51
Amortization of intangible assets	—	—	—		1,211
Acquisition-related items	(243)	(1)	(32)		338
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/credits and implementation costs and additional depreciation—asset restructuring(4)	(29)	(14)	—		4
Certain asset impairments	—	—	(93)		93
Gains/losses on equity securities	—	—	75		(75)
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	9		(9)
Other(6)	(4)	(5)	(512)		523
Income tax provision—non-GAAP items					(537)
Non-GAAP Adjusted	$3,503	$3,395	$186	(7)	$4,434	$0.78

	Six Months Ended June 29, 2025
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$6,624	$6,446	$1,692		$5,877	$1.03
Amortization of intangible assets	—	—	—		2,421
Acquisition-related items	(449)	(1)	(39)		620
Discontinued operations	—	—	—		(25)
Certain significant items:
Restructuring charges/credits and implementation costs and additional depreciation—asset restructuring(4)	(53)	(20)	—		670
Certain asset impairments(5)	—	—	(317)		317
Gains/losses on equity securities	—	—	(295)		295
Actuarial valuation and other pension and postretirement plan gains/losses	—	—	68		(68)
Other(6)	(26)	(20)	(678)		730
Income tax provision—non-GAAP items					(1,167)
Non-GAAP Adjusted	$6,096	$6,404	$431	(7)	$9,671	$1.69

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 62.4% and 2.1% for the three and six months ended June 28, 2026, respectively, and 4.6% and (0.8)% for the three and six months ended June 29, 2025, respectively. See Note (5) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 14.1% and 15.5% for the three and six months ended June 28, 2026, respectively, and 13.2% and 10.3% for the three and six months ended June 29, 2025, respectively.
(2)The amounts for the second quarter and first six months of 2026 and 2025 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)For the second quarter of 2026, basic weighted-average shares outstanding of 5,699 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)See Note (4) to the Consolidated Statements of Operations above.
(6)For the second quarter and first six months of 2026, the total Other (income)/deductions––net adjustments of $1.0 billion and $850 million, respectively, primarily include: (i) a net gain of $1.870 billion for the second quarter and the first six months from the sale of our previous investment in ViiV, partially offset by (ii) charges of $867 million for the second quarter and $1.0 billion for the first six months for certain legal matters, primarily representing certain product liability and other legal expenses. For the second quarter and first six months of 2025, the total Other (income)/deductions––net adjustments of $512 million and $678 million, respectively, primarily included charges of $422 million for the second quarter and $564 million for the first six months for certain legal matters, primarily representing certain product liability and other legal expenses.
(7)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Second-Quarter		Six Months
(MILLIONS)	2026	2025	2026	2025
Interest income	$(113)	$(156)	$(227)	$(299)
Interest expense	670	656	1,341	1,313
Net interest expense	557	500	1,113	1,014
Net periodic benefit costs/(credits) other than service costs	(83)	(92)	(166)	(192)
Certain legal matters, net	(25)	—	19	—
Other, net	(342)	(222)	(471)	(391)
Non-GAAP Adjusted Other (income)/deductions––net	$108	$186	$496	$431
See Note (4) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
SECOND-QUARTER 2026 and 2025 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2026	2025	% Change		2026	2025	% Change	2026	2025	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$15,034	$14,653	3%	1%	$8,857	$8,894	—	$6,177	$5,759	7%	3%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$14,661	$14,305	2%	1%	$8,790	$8,793	—	$5,871	$5,512	7%	3%
Primary Care	$5,503	$5,535	(1%)	(2%)	$3,130	$3,430	(9%)	$2,373	$2,105	13%	9%
Eliquis(b)	2,425	2,003	21%	19%	1,651	1,322	25%	773	681	14%	8%
Prevnar family(c)	1,337	1,383	(3%)	(4%)	748	860	(13%)	589	523	13%	10%
Nurtec ODT/Vydura	421	359	18%	17%	365	333	10%	56	25	*	*
Comirnaty	261	381	(32%)	(34%)	38	176	(79%)	223	205	9%	4%
Abrysvo	208	143	46%	43%	55	101	(46%)	153	42	*	*
FSME-IMMUN/TicoVac	132	109	21%	15%	2	1	83%	129	108	20%	14%
Paxlovid	21	427	(95%)	(95%)	—	328	(100%)	20	99	(80%)	(81%)
All other Primary Care	699	731	(4%)	(6%)	270	308	(12%)	429	423	1%	(1%)
Oncology	$4,165	$4,034	3%	2%	$3,148	$3,021	4%	$1,018	$1,014	—	(3%)
Ibrance	1,058	1,049	1%	—	707	696	2%	351	353	(1%)	(4%)
Padcev	667	542	23%	23%	648	534	21%	19	7	*	*
Xtandi(d)	534	566	(6%)	(6%)	534	566	(6%)	—	—	—	—
Lorbrena	354	251	41%	37%	133	100	33%	221	151	46%	40%
Inlyta	218	243	(10%)	(12%)	114	132	(14%)	105	111	(5%)	(10%)
Braftovi/Mektovi	223	182	23%	23%	208	171	21%	16	10	54%	48%
Adcetris(e)	196	255	(23%)	(23%)	192	248	(23%)	4	6	(37%)	(39%)
Tukysa	138	132	5%	4%	96	107	(11%)	42	24	73%	67%
Orgovyx(f)	146	97	51%	51%	146	97	51%	—	—	—	—
Bosulif	113	149	(24%)	(24%)	88	116	(24%)	25	32	(24%)	(22%)
Elrexfio	89	85	4%	5%	30	35	(15%)	59	50	17%	18%
Talzenna	57	46	24%	23%	40	34	17%	17	12	46%	41%
Tivdak	34	46	(25%)	(25%)	34	43	(21%)	—	2	(98%)	(98%)
All other Oncology	338	394	(14%)	(16%)	178	141	27%	159	253	(37%)	(40%)
Specialty Care	$3,353	$3,089	9%	7%	$1,678	$1,561	7%	$1,675	$1,527	10%	6%
Vyndaqel family(g)	1,762	1,615	9%	8%	1,064	990	7%	698	626	12%	8%
Xeljanz	251	322	(22%)	(23%)	140	206	(32%)	111	115	(3%)	(6%)
Zavicefta (Outside the U.S. and Canada)	199	163	22%	17%	—	—	—	199	163	22%	17%
Enbrel (Outside the U.S. and Canada)	142	154	(7%)	(10%)	—	—	—	142	154	(7%)	(10%)
Octagam	138	96	43%	43%	138	96	43%	—	—	—	—
Cresemba	106	111	(5%)	(10%)	—	—	—	106	111	(5%)	(10%)
Genotropin	94	106	(11%)	(15%)	2	18	(89%)	92	89	4%	—
Cibinqo	94	69	38%	34%	34	24	39%	61	44	37%	32%
All other Specialty Care	566	453	25%	24%	302	228	33%	264	225	17%	14%
Hospital and Biosimilars(a)	$1,640	$1,647	—	(2%)	$834	$781	7%	$805	$866	(7%)	(11%)
Oncology biosimilars(h)	359	353	2%	1%	249	257	(3%)	110	97	14%	11%
Inflectra	171	139	23%	23%	165	100	66%	5	39	(86%)	(87%)
Sulperazon (Outside the U.S. and Canada)	116	166	(30%)	(34%)	—	—	—	116	166	(30%)	(34%)
Zithromax	42	56	(24%)	(27%)	—	—	—	42	56	(24%)	(27%)
All other Hospital and Biosimilars	952	934	2%	—	421	425	(1%)	532	509	4%	1%
PFIZER CENTREONE(i)	$373	$348	7%	5%	$67	$101	(34%)	$306	$247	24%	21%

BIOPHARMA(a)	$14,661	$14,305	2%	1%	$8,790	$8,793	—	$5,871	$5,512	7%	3%
PFIZER U.S. COMMERCIAL DIVISION	7,956	8,011	(1%)	(1%)	7,956	8,011	(1%)	—	—	—	—
PFIZER INTERNATIONAL COMMERCIAL DIVISION	5,544	5,178	7%	3%	—	—	—	5,544	5,178	7%	3%
GLOBAL HOSPITAL AND BIOSIMILARS DIVISION(j)	1,161	1,116	4%	3%	834	781	7%	327	334	(2%)	(6%)

Total Alliance revenues included above	$2,697	$2,273	19%	18%	$2,174	$1,837	18%	$523	$437	20%	15%
Total Royalty revenues included above	$474	$426	11%	11%	$471	$423	11%	$3	$3	20%	15%
See end of tables for notes.

PFIZER INC. - REVENUES
SIX MONTHS 2026 and 2025 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2026	2025	% Change		2026	2025	% Change	2026	2025	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$29,484	$28,367	4%	2%	$17,588	$17,268	2%	$11,896	$11,100	7%	1%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(a)	$28,822	$27,746	4%	2%	$17,416	$17,078	2%	$11,406	$10,668	7%	1%
Primary Care	$11,046	$11,226	(2%)	(4%)	$6,557	$7,006	(6%)	$4,489	$4,220	6%	—
Eliquis(b)	4,591	3,926	17%	14%	3,087	2,621	18%	1,504	1,305	15%	6%
Prevnar family(c)	3,027	3,043	(1%)	(2%)	1,801	2,030	(11%)	1,226	1,013	21%	15%
Nurtec ODT/Vydura	774	607	28%	27%	677	561	21%	97	46	*	*
Comirnaty	493	945	(48%)	(49%)	169	406	(58%)	324	540	(40%)	(43%)
Abrysvo	388	274	42%	38%	139	164	(15%)	249	110	*	*
FSME-IMMUN/TicoVac	213	172	24%	14%	3	2	68%	209	170	23%	13%
Paxlovid	207	918	(77%)	(78%)	136	675	(80%)	71	244	(71%)	(73%)
All other Primary Care	1,353	1,340	1%	(2%)	545	547	—	808	793	2%	(2%)
Oncology	$7,991	$7,528	6%	5%	$5,993	$5,649	6%	$1,997	$1,879	6%	1%
Ibrance	2,066	2,026	2%	—	1,339	1,354	(1%)	728	671	8%	1%
Padcev	1,258	967	30%	30%	1,233	953	29%	26	14	78%	68%
Xtandi(d)	978	1,023	(4%)	(4%)	978	1,023	(4%)	—	—	—	—
Lorbrena	659	473	39%	35%	248	192	30%	410	281	46%	39%
Inlyta	433	462	(6%)	(9%)	227	261	(13%)	206	201	3%	(3%)
Braftovi/Mektovi	398	317	25%	25%	367	299	23%	30	18	67%	59%
Adcetris(e)	386	472	(18%)	(18%)	376	461	(18%)	10	11	(14%)	(16%)
Tukysa	259	234	11%	9%	191	190	1%	68	44	56%	47%
Orgovyx(f)	255	173	47%	47%	255	173	47%	—	—	—	—
Bosulif	242	300	(19%)	(19%)	197	236	(17%)	46	64	(28%)	(29%)
Elrexfio	169	145	17%	16%	65	66	(1%)	104	79	31%	30%
Talzenna	107	86	25%	22%	76	63	21%	31	23	36%	27%
Tivdak	67	79	(15%)	(15%)	67	74	(9%)	—	5	(99%)	(99%)
All other Oncology	713	771	(7%)	(10%)	374	303	23%	340	468	(27%)	(31%)
Specialty Care	$6,292	$5,705	10%	7%	$3,091	$2,928	6%	$3,201	$2,777	15%	9%
Vyndaqel family(g)	3,364	3,101	8%	6%	1,975	1,976	—	1,389	1,125	23%	16%
Xeljanz	431	450	(4%)	(6%)	221	226	(3%)	210	223	(6%)	(10%)
Zavicefta (Outside the U.S. and Canada)	350	299	17%	11%	—	—	—	350	299	17%	11%
Enbrel (Outside the U.S. and Canada)	280	294	(5%)	(9%)	—	—	—	280	294	(5%)	(9%)
Octagam	260	184	41%	41%	260	184	41%	—	—	—	—
Cresemba	194	184	5%	(2%)	—	—	—	194	184	5%	(2%)
Genotropin	187	201	(7%)	(11%)	15	29	(48%)	172	172	—	(5%)
Cibinqo	171	127	35%	31%	61	48	27%	110	79	39%	33%
All other Specialty Care	1,056	866	22%	20%	560	465	21%	496	401	24%	19%
Hospital and Biosimilars(a)	$3,494	$3,286	6%	4%	$1,775	$1,494	19%	$1,719	$1,792	(4%)	(9%)
Oncology biosimilars(h)	768	617	24%	23%	562	434	29%	206	183	12%	7%
Inflectra	353	291	21%	21%	335	202	66%	18	89	(80%)	(82%)
Sulperazon (Outside the U.S. and Canada)	315	330	(4%)	(9%)	—	—	—	315	330	(4%)	(9%)
Zithromax	154	213	(28%)	(31%)	—	—	—	153	213	(28%)	(31%)
All Other Hospital & Biosimilars	1,905	1,835	4%	1%	878	858	2%	1,027	977	5%	—
PFIZER CENTREONE(i)	$662	$622	7%	3%	$172	$190	(10%)	$490	$432	14%	9%

BIOPHARMA(a)	$28,822	$27,746	4%	2%	$17,416	$17,078	2%	$11,406	$10,668	7%	1%
PFIZER U.S. COMMERCIAL DIVISION	15,642	15,583	—	—	15,642	15,583	—	—	—	—	—
PFIZER INTERNATIONAL COMMERCIAL DIVISION	10,777	10,027	7%	2%	—	—	—	10,777	10,027	7%	2%
GLOBAL HOSPITAL AND BIOSIMILARS DIVISION(j)	2,403	2,136	13%	11%	1,775	1,494	19%	628	641	(2%)	(8%)

Total Alliance revenues included above	$5,036	$4,386	15%	13%	$4,046	$3,563	14%	$990	$823	20%	12%
Total Royalty revenues included above	$870	$734	19%	18%	$862	$728	18%	$8	$6	35%	26%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2026, we made changes in our commercial structure, which included the transition of certain off-patent branded and generic sterile injectables and biosimilars primarily from the Specialty Care and Oncology product portfolios to a new Hospital and Biosimilars product portfolio within our Biopharma reportable segment. Effective January 1, 2026, the commercial structure within the Biopharma reportable segment is composed of the Pfizer U.S. Commercial Division, the Pfizer International Commercial Division and the Global Hospital and Biosimilars Division. We reclassified prior period amounts to conform to the current period presentation. For additional information regarding our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2025 Annual Report on Form 10-K.

(b)	Reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Prevenar 20 (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)	Primarily reflects alliance revenues and royalty revenues.
(e)	Reflects product revenues and royalty revenues.
(f)	Reflects alliance revenues.
(g)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(h)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Ruxience, Zirabev, Retacrit, Trazimera and Nivestym.
(i)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships. Also includes revenues associated with the wind-down of our former Pfizer Ignite operating segment, which were not material in all periods presented. We reclassified prior period amounts to conform to the current period presentation.

(j)
Includes the commercial organization covering Pfizer’s Hospital and Biosimilars product portfolio of off-patent branded and generic sterile injectables and biosimilars except in China, Hong Kong, and certain other international markets, which are part of the Pfizer International Commercial Division.

*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 4, 2026. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline (including products from completed or anticipated acquisitions), in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical development plans, discontinuations, clinical trial results and other developing data, revenue contribution and projections, pricing and reimbursement, market dynamics, including demand, market size and utilization rates and growth, performance, timing and duration of exclusivity and potential benefits; the impact and potential impact of tariffs and pricing dynamics; global economic and/or geopolitical instability, foreign exchange rate fluctuations and inflationary pressures; strategic reviews; leverage and capital allocation objectives; an enterprise-wide cost realignment program (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program designed to reduce our cost of goods sold (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our acquisitions of Metsera and Seagen and our agreements with 3SBio, YaoPharma and Innovent, and our ability to successfully capitalize on growth opportunities and prospects; our voluntary agreements with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts; manufacturing and product supply; our expectations regarding AI and our ability to successfully integrate and scale our AI initiatives; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure you that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications, and if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates, including as a result of clinical trial data or regulatory decisions or feedback that could impact the future development of our product candidates, including our vaccine candidates such as our next generation pneumococcal conjugate vaccine candidate;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees, and the timing of, and ability to obtain, pricing/reimbursement, approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, other in-line products and product candidates, and/or availability or commercial potential;
•the success and impact of external business development activities, as well as risks and uncertainties related to the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of any transactions in the anticipated time frame or at all, including the possibility that such transactions do not close; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business or operations relationships; risks related to achieving or growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products remains endemic and seasonal and/or COVID-19 infection rates do not follow prior patterns, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory or other unanticipated charges; risks related to our ability to develop, receive regulatory approval for, and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations, including uncertainties related to the potential impact of narrowing recommended patient populations; whether our licenses will be terminated, revoked or modified; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of global trade tensions, as well as currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;

•risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy regarding tariffs or other trade or foreign policy and/or the impact of any potential U.S. Governmental shutdowns, including impacts on governmental agencies due to a shutdown;
•the risk and impact of tariffs on our business, which is subject to a number of factors including, but not limited to, restrictions on trade, the effective date and duration of such tariffs, countries included in the scope of tariffs, changes to amounts of tariffs, and potential retaliatory tariffs or other retaliatory actions imposed by other countries;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate-related goals and progress our environmental and other sustainability priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation, including executive orders or other change in laws, regulations or policy, or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022 (IRA) and the IRA Medicare Part D Redesign, government cuts to Affordable Care Act (ACA) subsidies, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•risks and uncertainties related to the impact of Pfizer’s voluntary agreements with the U.S. Government designed to lower drug costs for U.S. patients and to include certain Pfizer products on the TrumpRx.gov platform, Pfizer’s plans to further invest in U.S. manufacturing and potential tariff impacts;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, including international reference pricing (including Most-Favored-Nation drug pricing), intellectual property, product approval processes and pathways, reimbursement or access to or recommendations for our medicines and vaccines, tax changes or other restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, our activities in markets outside of the U.S., such as China, including, without limitation, clinical trial activities and our ability to enter into biotechnology investments or other transactions;
•risks and uncertainties related to changes to vaccine or other healthcare policy in the U.S., including: (i) risks and uncertainties relating to the evolving vaccine landscape and impacts on vaccine demand, market size and utilization rates; and (ii) the FDA's recently adopted policy of disclosing Complete Response Letters for unapproved drug candidates and the attendant risk of disclosure of trade secrets or confidential commercial information;
•legislation or regulatory action and/or policy efforts in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, data protection and cybersecurity, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain products to control costs in those markets;

•legal defense costs, insurance expenses, settlement amounts, including related costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws, regulations and policies affecting our operations, including, without limitation, the IRA, as well as changes in such laws, regulations or policies or their interpretation, including, among others, new or changes in tariffs, tax laws and regulations internationally and in the U.S., including the One Big Beautiful Bill Act, which was enacted on July 4, 2025, and is still subject to further guidance; the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, government cost-cutting measures and related impacts on, among other matters, government staffing, resources and ability to timely review and process regulatory or other submissions; restrictions related to certain data transfers, including data security, data localization and cross border data transfer regulations, and transactions involving certain countries; and potential changes to existing tax laws, tariffs, or changes to other laws, regulations or policies in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in loss of patent coverage; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure from, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of proprietary or third-party software, systems and services (including cloud services) that include artificial intelligence-based functionality and other emerging technologies, such as the risk of inaccurate, biased or otherwise flawed outputs of AI tools and models; risks related to the protection of proprietary data and confidential information used in or generated by AI systems; reputational risks related to the use of AI in drug discovery, clinical development, manufacturing, commercial operations or patient-facing applications; and the risk that anticipated cost savings from AI, automation and digital enablement efforts may not be realized in the expected amounts or within expected timeframes.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.

Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.